Exhibit 99.1

Crescent Capital BDC, Inc. Reports Fourth Quarter and Full Year 2019 Financial Results and

Declares Regular Dividend for First Quarter 2020

LOS ANGELES—March 4, 2020-Crescent Capital BDC, Inc. (“Crescent BDC” or “Company” which may also be referred to as “we,” “us” or “our”) (NASDAQ: CCAP) today reported results for the fourth quarter and full year ended December 31, 2019. For the fourth quarter, net investment income was $8.3 million, or $0.41 per share, and the net increase in net assets was $9.2 million, or $0.45 per share. For the year, net investment income was $31.7 million, or $1.83 per share. Reported net asset value per share was $19.50 at December 31, 20191 as compared to $19.48 at September 30, 2019.

Declaration of Regular Dividend for First Quarter 2020

The Company’s Board of Directors (the “Board”) has declared a regular cash dividend for the first quarter 2020 of $0.41 per share, which will be paid on or about April 15, 2020 to stockholders of record as of the close of business on March 31, 2020.

Acquisition of Alcentra Capital Corporation

On January 31, 2020, the Company completed its previously announced acquisition of Alcentra Capital Corporation (“Alcentra Capital”) (formerly NASDAQ: ABDC). With the closing of the merger, Crescent BDC began trading on the NASDAQ under the ticker symbol “CCAP” on February 3, 2020.

Stock Repurchase Program

On March 2, 2020, the Company’s previously authorized stock repurchase program commenced and will be in effect through January 31, 2021, unless extended, or until the aggregate approved repurchase amount has been expended. Crescent BDC may repurchase up to $20 million in the aggregate of its outstanding common stock in the open market at any time the shares are traded below 90% of Crescent BDC’s most recently disclosed combined net asset value.

Proposed Reduced Asset Coverage

On March 3, 2020, the Company’s Board recommended that stockholders approve a proposal to reduce the Company’s required minimum asset coverage ratio applicable to business development companies under the Investment Company Act of 1940, as amended (the “1940 Act”) from 200% to 150%. The Company expects to hold its Annual Meeting in May 2020, at which time stockholders will vote, amongst other items, on this proposal.

In addition, the Board unanimously approved the application of the modified asset coverage requirements to be effective one year after such Board approval and as a result, the Company’s asset coverage requirements for senior securities will be changed from 200% to 150%, effective March 3, 2021. However, if the stockholder proposal is passed at the Annual Meeting, the Company would be subject to the modified asset coverage requirements the day after the Annual Meeting.

Selected Financial Highlights

(Amounts in millions, except per share amounts)

	Three Months Ended		Year Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Net investment income per share	$0.41	$0.47	$1.83	$1.65
Net realized and unrealized gain (loss) per share, net of taxes	$0.04	$(0.61)	$(0.14)	$(0.89)
Net increase in net assets resulting from operations per share	$0.45	$(0.14)	$1.69	$0.76
Dividend distributions per share	$0.41	$0.40	$1.64	$1.47
Total investment income	$14.7	$10.5	$53.5	$33.3
Net investment income	$8.3	$6.0	$31.7	$17.7
Net increase in net assets resulting from operations	$9.2	$(1.8)	$29.3	$8.1

[1]	Reported net asset value per share does not give effect to the combination with Alcentra Capital Corporation, which occurred on January 31, 2020.

	As of December 31,
	2019	2018
Total investments, at fair value	$726.5	$493.3
Total assets	$747.2	$505.4
Net asset value per share	$19.50	$19.43
Pro forma combined net asset value per share [2]	$19.42	n/a
Weighted average yield of debt and other income producing securities (at cost)	8.4%	9.0%
Percentage of debt bearing a floating rate at fair value	97.9%	95.2%

Portfolio & Investment Activity

As of December 31, 2019 and December 31, 2018, the Company had investments in 98 and 86 portfolio companies with an aggregate fair value of $726.5 million and $493.3 million, respectively. The portfolio at fair value was comprised of the following asset types:

	December 31, 2019		December 31, 2018
($ in millions)	Fair Value	Percentage	Fair Value	Percentage
Senior secured first lien	$351.3	48.3%	$294.4	59.7%
Unitranche first lien	218.3	30.1	68.1	13.8
Unitranche first lien—last out	16.2	2.2	16.8	3.4
Senior secured second lien	58.9	8.1	75.8	15.3
Unsecured debt	7.4	1.0	7.2	1.5
Preferred stock	4.8	0.7	2.3	0.5
Common stock and other [3]	69.6	9.6	28.7	5.8

Total investment	$726.5	100.0%	$493.3	100.0%

Fourth Quarter

For the quarter ended December 31, 2019, the Company invested $80.8 million across 7 new portfolio companies and 23 existing portfolio companies. During this period, the Company had $48.7 million in aggregate exits, sales and repayments.

For the quarter ended December 31, 2018, the Company invested $79.1 million across 9 new portfolio companies and 22 existing portfolio companies. During this period, the Company had $29.0 million in aggregate exits, sales and repayments.

Full Year

For the year ended December 31, 2019, the Company invested $378.3 million across 32 new portfolio companies and 41 existing portfolio companies. During this period, the Company had $145.8 million in aggregate exits, sales and repayments.

For the year ended December 31, 2018, the Company invested $291.2 million across 38 new portfolio companies and 31 existing portfolio companies. During this period, the Company had $109.7 million in aggregate exits, sales and repayments.

[2]

Pro forma combined net asset value per share is based on the unaudited pro forma condensed consolidated balance sheet as of December 31, 2019 which assumes the Alcentra Capital Corporation acquisition had been completed as of December 31, 2019. See Form 10-K for further detail and discussion.

[3]	Includes investments in CBDC Senior Loan Fund, LLC and GACP II LP.

Results of Operations

Fourth Quarter

For the quarters ended December 31, 2019 and 2018, investment income totaled $14.7 million and $10.5 million, respectively. The increase was primarily driven by an increase in interest from investments due to an increase in the size of our portfolio.

For the quarters ended December 31, 2019 and 2018, total net expenses, excluding income and excise tax, totaled $6.2 million and $4.4 million, respectively. The increase was primarily driven by higher interest and debt financing costs as the weighted average debt outstanding increased from $219.4 million for the quarter ended December 31, 2018 to $324.3 million for the quarter ended December 31, 2019.

Full Year

For the years ended December 31, 2019 and 2018, investment income totaled $53.5 million and $33.3 million, respectively. The increase was primarily driven by an increase in interest from investments due to an increase in the size of Crescent BDC’s portfolio.

For the years ended December 31, 2019 and 2018, total net expenses, excluding income and excise tax, totaled $21.7 million and $15.4 million, respectively. The increase was primarily driven by higher interest and debt financing costs as the weighted average debt outstanding increased from $182.3 million for the year ended December 31, 2018 to $275.9 million for the year ended December 31, 2019.

Liquidity and Capital Resources

As of December 31, 2019, the Company had $13.4 million in cash and cash equivalents and restricted cash, $44.3 million of uncalled equity commitments and $124.6 million of undrawn capacity on its revolving credit and special purpose vehicle asset facilities, subject to borrowing base and other limitations. The weighted average interest rate of debt outstanding was 4.4% for the year ended December 31, 2019.

The Company’s ending debt to equity leverage ratio was 0.80x as of December 31, 2019.

Conference Call

As previously announced, in light of the January 2020 acquisition of Alcentra Capital Corporation, the Company will not be hosting an earnings conference call to discuss its fourth quarter and full year 2019 results. Upon the release of its first quarter 2020 results, Crescent BDC will host an earnings call to discuss its first quarter of combined results inclusive of the Alcentra Capital Corporation acquisition.

Supplemental Information

An investor presentation of financial information is available on the Investor Relations section of Crescent BDC’s website at www.crescentbdc.com under Events & Presentations.

About Crescent BDC

Crescent BDC is a business development company that seeks to maximize the total return of its stockholders in the form of current income and capital appreciation by providing capital solutions to middle market companies with sound business fundamentals and strong growth prospects. Crescent BDC utilizes the extensive experience, origination capabilities and disciplined investment process of Crescent Capital Group LP. Crescent BDC is externally managed by Crescent Cap Advisors, a subsidiary of Crescent Capital. Crescent BDC has elected to be regulated as a business development company under the Investment Company Act of 1940. For more information about Crescent BDC, visit www.crescentbdc.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

About Crescent Capital Group

Crescent Capital is a global credit investment manager with approximately $28 billion of assets under management. For over 25 years, the firm has focused on below investment grade credit through strategies that invest in marketable and privately-originated debt securities including senior bank loans, high yield bonds, as well as private senior, unitranche, and junior debt securities. Crescent Capital is headquartered in Los Angeles with offices in New York, Boston, and London and more than 180 employees globally. For more information about Crescent Capital, visit www.crescentcap.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

Contact:

Daniel McMahon

daniel.mcmahon@crescentcap.com

212-364-0149

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Crescent BDC undertakes no duty to update any forward-looking statements made herein.

Other Information

The information in this press release is summary information only and should be read in conjunction with Crescent BDC’s annual report on Form 10-K for the year ended December 31, 2019, which Crescent BDC filed with the U.S. Securities and Exchange Commission (the SEC) on March 4, 2020, as well as Crescent BDC’s other reports filed with the SEC. A copy of Crescent BDC’s annual report on Form 10-K for the year ended December 31, 2019 and Crescent BDC’s other reports filed with the SEC can be found on Crescent BDC’s website at www.crescentbdc.com and the SEC’s website at www.sec.gov.

Crescent Capital BDC, Inc.

Consolidated Statements of Assets and Liabilities

(Audited)

	As of	As of
	December 31, 2019	December 31, 2018
Assets
Investments, non-controlled and non-affiliated, at fair value (cost of $695,094,640 and $500,680,681, respectively)	$692,089,440	$493,341,724
Investments, controlled, at fair value (cost of $34,000,000 and $0, respectively)	34,441,720	—
Cash and cash equivalents	3,866,854	3,666,607
Cash denominated in foreign currency (cost of $683,934 and $580,874, respectively)	709,380	559,011
Restricted cash	8,850,793	6,143,205
Prepaid expenses and other assets	3,045,834	20,041
Interest receivable	2,832,257	1,334,535
Unrealized appreciation on foreign currency forward contracts	757,687	17,406
Deferred tax asset	420,492	299,474
Receivable for investments sold	160,191	37,427

Total assets	$747,174,648	$505,419,430

Liabilities
Debt (net of deferred financing costs of $3,431,382 and $1,695,193, respectively)	$322,010,054	$235,707,992
Distributions payable	8,553,549	5,343,316
Interest and other debt financing costs payable	3,545,468	1,849,983
Accrued expenses and other liabilities	3,232,864	440,630
Management fees payable	1,342,685	963,009
Deferred tax liability	879,359	604,402
Professional fees payable	379,907	254,929
Due to Administrator	174,999	178,461
Directors’ fees payable	73,600	62,063
Unrealized depreciation on foreign currency forward contracts	65,361	—
Payable for investments purchased	—	299,570
Due to Advisor	—	136,235

Total liabilities	$340,257,846	$245,840,590

Net Assets
Preferred stock, par value $0.001 per share (10,000 shares authorized, zero outstanding, respectively)	$—	$—
Common stock, par value $0.001 per share (200,000,000 shares authorized, 20,862,314 and 13,358,289 shares issued and outstanding, respectively)	20,862	13,358
Paid-in capital in excess of par value	414,293,389	266,023,849
Accumulated loss	(7,397,449)	(6,458,367)

Total Net Assets	$406,916,802	$259,578,840

Total Liabilities and Net Assets	$747,174,648	$505,419,430

Net asset value per share	$19.50	$19.43

Crescent Capital BDC, Inc.

Consolidated Statements of Operations

(Audited)

	For the year ended	For the year ended	For the year ended
	December 31, 2019	December 31, 2018	December 31, 2017
Investment Income:
From non-controlled and non-affiliated investments:
Interest income	$47,139,378	$31,609,324	$21,939,077
Paid-in-kind interest	560,349	453,478	64,952
Dividend income	2,671,215	590,947	—
Other income	805,821	641,375	287,648
From controlled investments:
Dividend income	2,300,000	—	—

Total investment income	53,476,763	33,295,124	22,291,677

Expenses:
Interest and other debt financing costs	13,362,283	8,450,514	5,302,910
Management fees	9,197,585	5,987,170	4,266,057
Income incentive fees	4,752,421	2,742,423	1,622,836
Other general and administrative expenses	2,201,283	1,851,252	1,639,006
Professional fees	956,930	759,974	713,672
Directors’ fees	302,633	290,000	290,000
Organization expenses	136,295	154,143	73,015

Total expenses	30,909,430	20,235,476	13,907,496
Management fee waiver	(4,502,149)	(2,602,190)	(1,548,858)
Incentive fee waiver	(4,752,421)	(2,187,445)	—

Net expenses	21,654,860	15,445,841	12,358,638

Net investment income before taxes	31,821,903	17,849,283	9,933,039

Income and excise taxes	139,096	121,444	25,474

Net investment income after taxes	31,682,807	17,727,839	9,907,565

Net realized and unrealized gains (losses) on investments:
Net realized gain/(loss) on:
Non-controlled and non-affiliated investments	(7,075,600)	(466,647)	(342,979)
Foreign currency transactions	(70,149)	(79,234)	(2,739)
Net change in unrealized appreciation (depreciation) on:
Non-controlled and non-affiliated investments and foreign currency translation	3,846,085	(8,997,011)	(289,512)
Controlled investments	441,720	—	—
Foreign currency forward contracts	674,920	17,406	—

Net realized and unrealized gains (losses) on investments	(2,183,024)	(9,525,486)	(635,230)

Provision for taxes on realized gain on investments	(67,321)	—	—
Benefit/(Provision) for taxes on unrealized appreciation (depreciation) on investments	(153,939)	(87,779)	(217,149)

(Provision) benefit for taxes on realized and unrealized gain/loss on investments	(221,260)	(87,779)	(217,149)

Net increase (decrease) in net assets resulting from operations	$29,278,523	$8,114,574	$9,055,186

Per Common Share Data:
Net increase in net assets resulting from operations per share (basic and diluted):	$1.69	$0.76	$1.20
Net investment income per share (basic and diluted):	$1.83	$1.65	$1.31
Weighted average shares outstanding (basic and diluted):	17,344,640	10,719,485	7,562,447